Exhibit 99.1

FOR IMMEDIATE RELEASE

Encore Capital Group Announces Exercise of $10 Million

Overallotment Option on Convertible Senior Notes Offering

San Diego, CA, October 6, 2005 – Encore Capital Group, Inc. (Nasdaq: ECPG), a leading consumer accounts receivable management firm, today announced that the initial purchasers of its previously announced offering of $90 million aggregate principal amount of 3.375% convertible senior notes due 2010 have exercised in full their overallotment option to purchase $10 million of additional notes. This brings the total amount of the notes issued to $100 million. The issuance of the additional notes closed yesterday.

The convertible notes will pay interest semiannually in arrears through maturity at an annual rate of 3.375%. The notes will not be redeemable by the Company prior to maturity. The notes will be convertible beginning on March 19, 2010 or earlier upon the occurrence of certain events into shares of the Company’s common stock at an initial conversion rate of 44.7678 shares per $1,000 principal amount of notes (an initial conversion price of approximately $22.34 per share). If the Company obtains the required approval of its stockholders, the notes will be convertible into a combination of cash and common stock. In general, following stockholder approval of what is commonly referred to as a “net share settlement” feature, the holder of each note will receive, upon conversion, cash equal to the lesser of the principal amount of the note or the conversion value of the note and common stock of Encore Capital Group for any conversion value in excess of such principal amount. The Company’s Board has authorized that a stockholder special meeting be held to seek the approval of such “net share settlement” feature as soon as practicable. The Company filed a preliminary proxy statement with the Securities and Exchange Commission on September 30, 2005 with respect to this stockholder special meeting.

As with the original $90 million offering, the Company has entered into convertible note hedge and warrant option transactions in respect of Encore Capital Group common stock with affiliates of the initial purchasers of the notes. These transactions will reduce the potential dilution upon future conversion of the additional notes in connection with the overallotment option by providing Encore Capital Group with the option, subject to certain exceptions, to acquire shares from the initial purchasers for delivery upon settlement of conversions of such additional notes, which offsets the delivery of newly issued shares. This has the economic effect to the Company of increasing the conversion price of the notes to approximately $29.04 per share, representing a 62.5 percent conversion premium to the per share closing price on the date the original issuance of the notes was priced.

The parties to such transactions have advised Encore Capital Group that they have entered into additional hedging transactions in connection with the convertible note hedge and warrant transactions by purchasing shares of Encore Capital Group. In addition, the initial purchasers may continue to purchase and may sell shares of Encore Capital Group common stock or enter

Encore Capital Group, Inc.

into other derivatives in secondary market transactions following the closing of the additional notes in connection with the overallotment option (including during the cash settlement averaging period relating to such notes, if any).

The Company used the total net proceeds from the offering (i) to repay $81.2 million of the amount outstanding under its $200 million revolving credit facility and (ii) to pay the approximately $15.8 million net cost of the convertible note hedge and warrant transaction relating to the total $100 million amount of the notes issued. The Company will continue to have access to all undrawn amounts in the revolving credit facility for portfolio purchases, selective acquisitions and other general corporate purposes, subject to the underlying covenants and restrictions.

The convertible senior notes and the underlying shares of common stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional Information Related to the Offering and Where to Find It

The Company has filed a preliminary proxy statement relating to seeking stockholder approval for the “net share settlement” feature (discussed above) in connection with the convertible senior notes offering. Such preliminary proxy statement was filed on September 30th. The definitive proxy statement will be mailed to the stockholders of the Company. Investors and stockholders of the Company are urged to read the definitive proxy statement when it becomes available before making any decisions related to the Company’s common stock or the convertible senior notes, including investment or voting decisions, because such definitive proxy statement will contain important information about the offering discussed in this press release. The definitive proxy statement (when it becomes available) and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.

Forward Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, the issuance of the convertible senior notes, as well as assumptions relating to the offering. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of

Encore Capital Group, Inc.

the Company and our subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

CONTACT:

Encore Capital Group, Inc. (Stockholders/Analysts)

J. Brandon Black, 858-309-6963

Brandon.Black@encorecapitalgroup.com

or

Paul Grinberg, 858-309-6904

Paul.Grinberg@encorecapitalgroup.com

Financial Relations Board (Press)

Tony Rossi, 310-854-8317 (Investor Relations)

trossi@financialrelationsboard.com

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